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                                                                   EXHIBIT 10.13



                                    AGREEMENT


        This Agreement is entered into as of April 14, 1999, by and between The Good Guys, Inc. (the "Company") and Robert A. Gunst (the "Employee").

                              W I T N E S S E T H:

        WHEREAS, it has been agreed that the Employee will resign as an officer and employee of the Company, effective as of June 30, 1999;

        NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

        1. Resignation as an Employee. The Employee's resignation as an officer and employee of the Company, effective as of June 30, 1999 (the "Termination Date"), is hereby accepted by the Company. During the period between the date hereof and the Termination Date, the Employee shall (a) assist the Company in finding a successor, (b) continue to perform his duties in his area of responsibility, and (c) assist in the transition of his responsibilities to his successor or to others in the Company, provided that the Employee shall be entitled to devote a reasonable amount of time to seeking a new position. The Employee shall continue to serve as a member of the Board of Directors until his successor is elected by the shareholders of the Company or until he tenders his resignation as a director or until he is requested, at any time after September 30, 1999 (the end of the Company's current fiscal year), to step down as a member of the Board by a majority of the members of the Board other than the Employee.

        2. Severance Pay - 1990 Agreement. Employee is entitled to and shall receive from the Company, on July 1, 1999, a lump sum payment in cash in an amount calculated pursuant to the formula described in paragraph 2 of the employment agreement entered into between Company and Employee, dated March 30, 1990.

        3. Wages, Accrued Vacation and Other Benefits. Employee shall be paid all wages, including any accrued vacation benefits, due through the Termination Date. In addition, the Company shall pay the cost of continuation of the existing health, disability and life insurance coverage for the Employee from the Termination Date through June 30, 2000. Thereafter, the Employee shall have the right to elect further continuation of such coverage to the extent available under COBRA, provided the Company shall not have any obligation to pay the cost of the coverage that continues beyond June 30, 2000. The Company's obligation to pay the cost of continuation of health and disability insurance shall terminate upon the Employee's becoming reemployed prior to July 1, 2000 and the Employee agrees to promptly notify the Company of any such reemployment. On July 1, 2000, or, if earlier, the date on which the Company receives notice of his reemployment, the Company shall transfer to Employee the disability insurance policy he brought with him from Shaklee Corporation. The Company agrees to pay the fees charged by Price, Waterhouse to Employee for preparation of his personal



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income tax returns for the tax year ending December 31, 1999, in accordance with the current practice for officers of the Company.

        4. Return of Property. Any property of the Company in the Employee's possession shall be returned by him to the Company on or before the Termination Date, provided that the Employee shall have the right to purchase from the Company certain items of personal property for $1,500.

        5. Stock Options. As to stock options held by the Employee that are vested as of the later to occur of the date on which the Employee ceases to be an officer of the Company or the date on which the Employee ceases to be a director of the Company (the "Final Termination Date"), the Employee shall have the right to exercise (i) options granted under the 1985 Stock Option Plan during the three-month period following the Final Termination Date, as provided in that Plan, and (ii) options granted under the 1994 Stock Incentive Plan during the one-year period following the Final Termination Date, as provided in that Plan.

        6. Mutual Releases. (a) Employee (who shall be deemed to have executed this release for himself and his heirs, successors and assignees) releases, forever discharges and promises not to sue the Company and its past, present and future predecessors, successors, assignees, officers, directors, shareholders, employees, attorneys, agents, and other affiliates, from and for any and all claims, demands, causes of action, actions, lawsuits, liabilities, indemnities, costs, damages, obligations, and expenses (including, without limitation, attorneys' fees) whatsoever which Employee may now have or hereafter acquire in law or in equity past, present and future, known and unknown, suspected and unsuspected, which in whole or in part, arise out of or in any manner relate to the Company's employment of Employee and/or any agreements, acts, omissions, opportunities or conduct at any time prior to the date of this Agreement, including, without limitation, any and all of the same that Employee now has or any time had based upon wrongful discharge, the California Fair Employment Practices Act, national origin, age, sex, or other discrimination under the federal Civil Rights Act of 1964, federal Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Employment and Housing Act, or any other applicable law; provided, however, that this release shall not be construed to extinguish or otherwise reduce the rights of Employee to indemnity and contribution set forth in Paragraph 7(f).

        (b) The Company (which shall be deemed to have executed this release for itself and its affiliate company, directors, officers, successors and assignees) releases, forever discharges and promises not to sue Employee and his relatives, heirs, successors, assignees, attorneys and agents from and for any and all claims, demands, causes of action, actions, lawsuits, liabilities, indemnities, costs, damages, obligations, and expenses (including, without limitation, attorneys' fees) whatsoever which the Company may now have or hereafter acquire in law or in equity, past, present and future, known and unknown, suspected and unsuspected, which in whole or in part, arise out of or in any manner relate to the Company's employment of Employee and/or any agreements, acts, omissions, opportunities or conduct at any time prior to the date of this Agreement,



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except that the foregoing release shall not apply to any act or omission of
Employee at any time before or after the date of this Agreement which constituted fraud, dishonesty, or willful misconduct. In the event any person or entity for which Company has executed this release, brings any action or makes any claim against Employee which would otherwise be covered by the release contained in this subparagraph, Company shall indemnify and defend Employee with respect to such claim or action.

        (c) The Company and the Employee expressly waive the provisions of
Section 1542 of the Civil Code of the State of California, which provides


               A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.


        (d) Notwithstanding anything to contrary in the foregoing, the Company and the Employee agree that the provisions of this Section 6 shall not release or otherwise diminish the obligations of the Company and the Employee to perform their respective obligations under the provisions of this Agreement.

        7. Additional Covenants.

        (a) Employee agrees that he shall not make any disparaging remarks to any other person or entity about the Company, its business or any of its employees. The Company agrees that it will use reasonable efforts to assure that no officer or director of the Company shall make any disparaging remarks to any other person or entity about Employee, including a direct instruction to such officers and directors not to do so.

        (b) Employee agrees that he shall not voluntarily testify, provide evidence, or otherwise assist any person or entity to pursue any legal claim or claims against the Company or any of its employees, officers and/or directors, except as may otherwise be required by law or in connection with enforcing his rights under this Agreement. Employee also agrees to cooperate with the Company by making himself reasonably available to testify on behalf of the Company or any of its affiliates in any action, suit or proceeding relating to events occurring during Employee's employment with the Company and to assist the Company or any of its affiliates in any such action, suit or proceeding by providing information and meeting and consulting with the Company's Board of Directors or its representatives or counsel, as reasonably requested by the Board or such representatives or counsel, provided that Employee shall receive reimbursement for any expenses reasonably incurred by him (including reasonable attorneys fees) in connection with any such matters and provided further that Employee shall receive reasonable compensation for any services rendered by him after the Termination Date in connection with any such matters. All such requests by Company and Employee's obligations with respect thereto shall take into account Employee's obligations and



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responsibilities to any new employer or other party with whom Employee has contractual or business commitments.

        (c) Employee and the Company, respectively, agree not to disclose either the existence of this Agreement or any of the terms of this Agreement, indirectly or indirectly, to anyone other than the immediate family of Employee or the parties' counsel, accountants and/or financial advisers, or except as such disclosure may be required for accounting or tax reporting purposes or law (including any applicable securities laws).

        (d) Employee will not at any time disclose or use for his own benefit or for purposes of any other person or entity, other than the Company or its affiliates, any trade secrets, information, data, or other confidential information relating to the business and affairs of the Company or its affiliates generally; provided that the foregoing shall not apply to (i) information which is generally known to the industry or the public other than as a result of Employee's breach of this covenant, or (ii) disclosures to the extent required by law, provided that Employee shall afford the Company reasonable notice and opportunity at its expense to obtain protective orders in connection with any such disclosure.

        (e) For the period of two years following the date hereof, the Employee agrees not, directly or indirectly, to solicit for employment or hire any employee of the Company or its affiliates, except that he shall not be precluded from hiring M.J. Parker or hiring any employee who initiates discussions regarding such employment without any direct or indirect solicitation by the Employee.

        (f) The Employee shall continue after the Termination Date to have the benefit of indemnification and contribution rights to which he is entitled as a former officer or director of the Company under the indemnification agreement between him and the Company and under the Certificate of Incorporation and By-Laws of the Company and under any directors' and officers' insurance maintained by the Company.

        (g) Employee acknowledges that he has consulted his own legal or tax advisers to the extent he desired to do so in connection with this Agreement, and is not relying upon the Company or its attorneys or other agents concerning any tax, legal or financial issues relating to this Agreement.

        8. General Provisions.

        (a) With the exception of the indemnification agreement referred to in
Section 7(f) above, this Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations, correspondence, memorandum, agreements and understandings, whether written or oral. This Agreement may be amended only by a writing signed by Employee and an officer of the Company or member of the Compensation Committee.



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        (b) Notices under this Agreement shall be sufficient only if mailed by verified or registered United States mail, return receipt requested, delivered by facsimile transmission with machine generated confirmation, or personally delivered, to the parties at their addresses set forth below or as amended by notice pursuant to this subsection. Notice by mail shall be deemed received two
(2) days after deposit.

        (c) This Agreement shall be governed by the internal laws of the State of California without regard to principles of conflicts of law.

        (d) This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        (e) In the event of any dispute hereunder, the prevailing party shall be entitled to recovery of reasonable attorneys' fees. EMPLOYEE UNDERSTANDS THAT HE WAS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND ACKNOWLEDGES THAT HE HAS BEEN GIVEN THE OPPORTUNITY, IF HE SO DESIRED, TO CONSIDER THIS AGREEMENT FOR TWENTY-ONE (21) DAYS BEFORE EXECUTING IT. IN THE EVENT THAT EMPLOYEE HAS EXECUTED THIS AGREEMENT WITHIN LESS THAN TWENTY-ONE (21) DAYS OF THE DATE OF DELIVERY TO HIM, EMPLOYEE ACKNOWLEDGES THAT SUCH DECISION WAS ENTIRELY VOLUNTARY AND THAT HE HAD THE OPPORTUNITY TO CONSIDER THIS AGREEMENT FOR THE ENTIRE TWENTY-ONE (21) DAY PERIOD. THE COMPANY ACKNOWLEDGES THAT FOR A PERIOD SEVEN (7) DAYS FROM THE DATE OF EXECUTION OF THIS AGREEMENT, EMPLOYEE SHALL RETAIN THE RIGHT TO REVOKE THIS AGREEMENT BY WRITTEN NOTICE THAT IS RECEIVED BY THE COMPANY BEFORE THE END OF SUCH 7 DAY PERIOD, AND THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EXPIRATION OF SUCH REVOCATION PERIOD.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        THE GOOD GUYS, INC.



                                        By:  /s/ Signature Illegible
                                             -----------------------------------

                                        Its: Chairman of the Compensation
                                             Committee

                                        /s/ ROBERT A. GUNST
                                        ----------------------------------------
                                        Robert A. Gunst